Exhibit 99.1

ATEC Announces Select Preliminary

Second Quarter 2021 Financial Results

Second quarter 2021 U.S. organic revenue expected to range from

$55.4 million to $56.0 million

Full year 2021 U.S. organic revenue growth now expected to exceed 50%

CARLSBAD, Calif., July 12, 2021 – Alphatec Holdings, Inc. (Nasdaq: ATEC), a provider of innovative solutions dedicated to revolutionizing the approach to spine surgery, announced today select preliminary revenue results for the second quarter ended June 30, 2021.

Select Preliminary Second Quarter 2021 Financial Results

•	U.S. revenue, excluding the impact of EOS imaging, expected to range from $55.4 million to $56.0 million, which reflects growth of 92.1% to 94.2% compared to the second quarter of 2020
•	Total revenue, excluding the impact of EOS imaging, expected to range from $55.8 million to $56.4 million, which reflects growth of 88.2% to 90.2% compared to the second quarter of 2020
•	Total cash at June 30, 2021, of at least $74.0 million, in addition to available borrowings of $40.0 million under existing term loan

The Company expects to announce second quarter financial and operating results and provide updated full year 2021 revenue guidance inclusive of the EOS imaging acquisition after the market closes on August 3, 2021.

“Portfolio-wide momentum is driving aggressive U.S. revenue growth and gives us confidence that organic U.S. revenue growth will exceed 50% this year” said Pat Miles, Chairman and CEO. “The spine prowess we are building has clearly begun to deliver, but we are just getting started. The PTP technique is gaining momentum and can not only penetrate, but more importantly, expand the minimally invasive market for spine. Our increasingly competitive portfolio is enabling us to capture more of each procedural opportunity, and we have vast potential to continue to grow ATEC’s U.S. footprint.  We also just closed the EOS imaging transaction, which will bring unprecedented clinical information into the O.R. and extend our reach into EOS’ high-caliber account base.  ATEC is exceptionally well-positioned to continue to earn surgeon confidence and market share.”

The select preliminary financial results announced today are based on the Company’s current expectations and may be adjusted as a result of, among other things, completion of customary quarter-end close review procedures and further financial review.

In conjunction with the release of second quarter financial and operating results on August 3, 2021, the Company will host a live webcast at 1:30 p.m. PT / 4:30 p.m. ET.  Access information follows.

Webcast Participants

To access the live webcast, please visit the Investor Relations Section of ATEC’s Corporate Website at investors.alphatecspine.com/quarterly-results. Participants should go to the website at least 15 minutes before the event to register, and download and install any necessary software.

Dial-in Participants

Registration may be completed by visiting the following registration link prior to, or on the day of, the webcast: http://www.directeventreg.com/registration/event/4976259. Once registered, each dial-in participant will be provided access details and a registrant ID. Email reminders will also be sent to registered participants.

Replay Participants

A replay of the webcast will remain available through the Investor Relations section of ATEC’s Corporate Website at investors.alphatecspine.com/quarterly-results for twelve months. In addition, a replay of the audiocast will be available beginning two hours after the call’s completion until August 10, 2021. The replay dial-in numbers are (800)585-8367 for domestic callers and (416)621-4642 for international callers. Please use the replay conference ID number 4976259.

About ATEC

ATEC, through its wholly owned subsidiaries, Alphatec Spine, Inc., EOS imaging S.A. and SafeOp Surgical, Inc., is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction. ATEC’s Organic Innovation MachineTM is focused on developing new approaches that integrate seamlessly with the Company’s expanding AlphaInformatiX Platform to better inform surgery and more safely and reproducibly achieve the goals of spine surgery. ATEC’s vision is to become the Standard Bearer in Spine. For more information, visit us at www.atecspine.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management's current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward-looking statements include references to the Company’s expectations with respect to future revenue and business growth, and the potential benefits and synergies of the acquisition of EOS imaging S.A. Important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the uncertainty of success in developing new products or products in the pipeline; failure to achieve acceptance of the Company’s products by the surgeon community; failure to obtain FDA or other regulatory clearance or approval for new products, or unexpected or prolonged delays in the process; continuation of favorable third party reimbursement for procedures performed using the Company’s products; the Company’s ability to compete with other products and emerging new technologies; product liability exposure; patent infringement claims; changes to our financial results for the quarter ended June 30, 2021 due to the completion of financial closing procedures; uncertainties and risks related to the integration of EOS Imaging S.A.; and the impact of the COVID-19 on our business and the economy. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate,” “look forward” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. A further list and description of these and other factors, risks and uncertainties can be found in the Company's most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. ATEC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor/Media Contact:

Tina Jacobsen, CFA

Investor Relations

(760) 494-6790

investorrelations@atecspine.com

Company Contact:

J. Todd Koning

Chief Financial Officer

Alphatec Holdings, Inc.

investorrelations@atecspine.com